As filed with the U.S. Securities and Exchange Commission on August 31, 2026

Securities Act File No. 333-296435

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 2	[ X]

PUTNAM VARIABLE TRUST

(Exact Name of Registrant as Specified in Charter)

100 Federal Street

Boston, MA 02110

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 292-1000

Name and address of agent for service:	Copy to:

Alison E. Baur	Bryan Chegwidden, Esq.	James E. Thomas, Esq.
Putnam Variable Trust	Ropes & Gray LLP	Ropes & Gray LLP
One Franklin Parkway	1211 Avenue of the Americas	800 Boylston Street
San Mateo, California 94403	New York, New York 10036	Boston, Massachusetts 02199

This Post-Effective Amendment No. 2 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

An indefinite amount of the Registrant’s securities have been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon such Rule, no filing fee is paid at this time.

PUTNAM VARIABLE TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A – Proxy Statement/Prospectus*

Part B – Statement of Additional Information*

Part C – Other Information

Signature Page

Exhibits*

*   Incorporated by reference from the Combined Information Statement/Prospectus and Statement of Additional Information as filed by the Registrant pursuant to Rule 497 under the Securities Act of 1933 with the Commission on July 6, 2026 (File No. 333-296435) and Post-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-296435) filed on July 6, 2026.

Explanatory Note

This Post-Effective Amendment No. 2 is being filed solely for the purpose of including in the Registration Statement on Form N-14 the opinion and consent of Ropes & Gray LLP as to tax matters (Exhibit 12) in connection with the merger of Putnam VT Sustainable Future Fund with and into Putnam VT U.S. Research Fund.

PUTNAM VARIABLE TRUST

FORM N-14

PART C

OTHER INFORMATION

Item 15.	Indemnification

Reference is made to Article VIII, sections 1 through 3, of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to Post-Effective Amendment No. 50 to the Registrant’s Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, (File No. 811-05346). In addition, the Registrant maintains a trustees and officers liability insurance policy under which the Registrant and its trustees and officers are named insureds. Certain service providers to the Registrant also have contractually agreed to indemnify and hold harmless the trustees against liability arising in connection with the service provider’s performance of services under the relevant agreement.

The Massachusetts business trusts comprising The Putnam Funds (each, a “Trust”) have also agreed to contractually indemnify each Trustee. The agreement between the Trusts and each Trustee, in addition to delineating certain procedural aspects relating to indemnification and advancement of expenses to the fullest extent permitted by the Registrant’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws and the laws of The Commonwealth of Massachusetts, the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as now or hereafter in force, provides that each Trust severally shall indemnify and hold harmless the Trustee against any and all expenses actually and reasonably incurred by the Trustee in any proceeding arising out of or in connection with the Trustee’s service to the Trust, unless the Trustee has been adjudicated in a final adjudication on the merits to have engaged in certain disabling conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item	16. Exhibits

(1)	Amended and Restated Agreement and Declaration of Trust dated March 21, 2014 - Incorporated by reference to Post-Effective Amendment No. 50 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2014.
(2)	Amended and Restated Bylaws dated as of February 23, 2023 - Incorporated by reference to Post-Effective Amendment No. 79 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2023.
(3)	Not applicable.
(4)	Form of Agreement and Plan of Reorganization – included as Appendix A to Part A hereof.
(5)(a)	Portions of Agreement and Declaration of Trust Relating to Shareholders’ Rights - Incorporated by reference to Post-Effective Amendment No. 50 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2014.
(5)(b)	Portions of Bylaws Relating to Shareholders’ Rights - Incorporated by reference to Post- Effective Amendment No. 79 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2023.
(6)(a)	Management Contract with PIM dated January 1, 2024- Incorporated by reference to Post- Effective Amendment No. 80 to the Registrant’s Registration Statement (No. 033-17486) filed on April 29, 2024.
(6)(b)	Sub-Advisory Agreement between PIM and Franklin Templeton Investment Management Limited (“FTIML”) dated November 1, 2024 - Incorporated by reference to Post-Effective Amendment No. 81 to the Registration Statement (No. 033-17486) filed on April 28, 2025.
(6)(c)	Sub-Advisory Agreement between FAV and FTIML dated November 1, 2024; Schedule A amended as of August 1, 2025 - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(6)(d)	Amended and Restated Sub-Advisory Agreement between PIM and The Putnam Advisory Company (“PAC”) dated November 1, 2024 - Incorporated by reference to Post-Effective Amendment No. 81 to the Registration Statement (No. 033-17486) filed on April 28, 2025.
(6)(e)	Amendment to the Amended and Restated Sub-Advisory Agreement between PIM and PAC dated May 21, 2026 – Incorporated by reference to Registrant’s Registration Statement on Form N-14 (No. 333-296435) filed on June 2, 2026.
(6)(f)	Amended and Restated Sub-Advisory Agreement between FAV and PAC dated November 1, 2024 - Incorporated by reference to Post-Effective Amendment No. 81 to the Registration Statement (No. 033-17486) filed on April 28, 2025.
(6)(g)	Subadvisory Agreement between PIM and FAV dated July 15, 2024 - Incorporated by reference to Post-Effective Amendment No. 81 to the Registration Statement (No. 033-17486) filed on April 28, 2025.
(6)(h)	Subadvisory Agreement between FAV and PIM dated July 15, 2024; Schedule A amended as of August 1, 2025 - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(7)(a)	Amended and Restated Distributor’s Contract with Franklin Distributors, LLC dated August 2, 2024 - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(7)(b)(i)	Form of Dealer Sales Contract - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(7)(b)(ii)	Schedule of Dealer Sales Contracts conforming in all material respects to the Form of Dealer Sales Contract filed as Exhibit (e)(2)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended - Incorporated by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement (No. 033-17486) filed on February 22, 2016.
(7)(c)(i)	Form of Financial Institution Sales Contract - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.

(7)(c)(ii)	Schedule of Financial Institution Sales Contracts conforming in all material respects to the Form of Financial Institution Sales Contract filed as Exhibit (e)(3)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended - Incorporated by reference to Post-Effective Amendment No. 54 to the Registrant’s Registration Statement (No. 033-17486) filed on February 22, 2016.

(7)(d)	Form of Selling Agreement - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(8)	Trustee Retirement Plan dated October 4, 1996, as amended July 21, 2000 - Incorporated by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement (No. 033-17486) filed on March 1, 2005.
(9)(a)	Global Custody Agreement dated March 1, 2020, as amended, between Putnam Variable Trust and JPMorgan Chase Bank, N.A. - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(9)(b)	Eighth Joinder to Global Custody Agreement dated March 1, 2020, as amended, between Putnam Variable Trust and JPMorgan Chase Bank, N.A., dated May 6, 2024 - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(10)(a)	Class IB Distribution Plan and Agreement dated April 1, 2000 - Incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2000.
(10)(b)	Rule 18f-3 Plan dated November 1, 1999, as most recently amended June 27, 2025 - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(11)	Opinion and consent of Ropes & Gray LLP including consent regarding Putnam VT U.S. Research Fund - Incorporated by reference to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-296435) filed on July 6, 2026.
(12)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam VT Sustainable Future Fund and Putnam VT U.S. Research Fund is filed herewith.
(13)(a)	Amended & Restated Investor Servicing Agreement - Open-End Funds with PIM and Putnam Investor Services, Inc. (“PSERV”) dated July 1, 2013; Appendix A amended as of July 28, 2025 - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(13)(b)	Liability Insurance Allocation Agreement dated December 18, 2003 - Incorporated by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement (No. 033- 17486) filed on March 1, 2005.
(13)(c)	Amended and Restated Master Interfund Lending Agreement with the Trusts party thereto, PIM and FAV dated November 22, 2024; Schedule A and Schedule B amended as of December 17, 2025 - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(13)(d)	Form of Indemnification Agreement - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(13)(e)	Schedule of Indemnification Agreements conforming in all material respects to the Form of Indemnification Agreement filed as Exhibit (h)(5)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(13)(f)	Expense Limitation Agreement with PIM and FAV dated July 1, 2025, as most recently amended January 23, 2026 - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(13)(g)	Expense Limitation Agreement with PSERV dated July 1, 2025 - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(13)(h)	Fund Services Agreement between Franklin Templeton Services, LLC (“FTS”) and JPMorgan Chase Bank, N.A., dated January 22, 2020 - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(13)(i)	Seventh Amendment to Fund Services Agreement dated January 22, 2020 between FTS for the Registrant and JPMorgan Chase Bank, N.A., dated June 20, 2024 - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.

(13)(j)	Subcontract for Fund Administrative Services between PIM and FTS dated July 15, 2024 - Incorporated by reference to Post-Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(13)(k)	Subcontract for Fund Administrative Services between FAV and FTS dated July 15, 2024; Schedule A amended as of December 17, 2025 - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(13)(l)	Fund of Funds Investment Agreement dated April 28, 2024 - Incorporated by reference to Post- Effective Amendment No. 80 to the Registrant’s Registration Statement (No. 033-17486) filed on April 29, 2024.
(13)(m)(i)	Form of Participation Agreement - Incorporated by reference to Post-Effective Amendment No. 52 to the Registrant’s Registration Statement (No. 033-17486) filed on April 27, 2015.
(13)(m)(ii)	Form of Participation Agreement with Franklin Distributors, LLC - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(13)(m)(iii)	Schedule of Participation Agreement conforming in all material respects to the Forms of Participation Agreement filed as Exhibits (m)(2)(i) and (m)(2)(ii) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.
(14)	Consent of Independent Registered Public Accounting Firm - PricewaterhouseCoopers LLP - Putnam VT U.S. Research Fund and Putnam VT Sustainable Future Fund – Incorporated by reference to Registrant’s Registration Statement on Form N-14 (No. 333-296435) filed on June 2, 2026.
(15)	Not applicable.
(16)	Power of Attorney– Incorporated by reference to Registrant’s Registration Statement on Form N-14 (No. 333-296435) filed on June 2, 2026.
(17)(a)	Letter of Indemnity with PIM dated December 18, 2003 - Incorporated by reference to Post- Effective Amendment No. 33 to the Registrant’s Registration Statement (No. 033-17486) filed on April 29, 2004.
(17)(b)	Investment Letter from PIM to the Registrant - Incorporated by reference to Post-Effective Amendment No. 10 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 1995.
(17)(c)	The Putnam Funds Code of Ethics dated June 28, 2024 - Incorporated by reference to Post- Effective Amendment No. 81 to the Registrant’s Registration Statement (No. 033-17486) filed on April 28, 2025.
(17)(d)	Franklin Templeton Personal Investments and Insider Trading Policy dated November 17, 2025 - Incorporated by reference to Post-Effective Amendment No. 82 to the Registrant’s Registration Statement (No. 033-17486) filed on April 20, 2026.

Item 17. Undertakings

(1)

The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned Registrant agrees that every prospectus filed under paragraph (1) above will be filed as a part of an amendment to this registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)

The Registrant agrees to file an opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this registration statement within a reasonable time after receipt of such opinion.

NOTICE

A copy of the Amended and Restated Agreement and Declaration of Trust of Putnam Variable Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Boston and The Commonwealth of Massachusetts on the 31st day of August, 2026.

Putnam Variable Trust
/s/ Jonathan S. Horwitz
Name:	Jonathan S. Horwitz
Title:	Executive Vice President, Principal Executive Officer and Compliance Liaison

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title

Barbara M. Baumann*	Chair, Board of Trustees

Robert L. Reynolds*	President and Trustee

Jonathan S. Horwitz*	Executive Vice President, Principal Executive
Officer and Compliance Liaison

Michael J. Higgins*	Vice President, Treasurer, and Clerk

Jeffrey W. White*	Vice President, Principal Financial Officer,
Principal Accounting Officer and Assistant Treasurer

Liaquat Ahamed*	Trustee

Jonathan de St. Paer*	Trustee

Katinka Domotorffy*	Trustee

Catharine Bond Hill*	Trustee

Gregory G. McGreevey*	Trustee

Jennifer Williams Murphy*	Trustee

Marie Pillai*	Trustee

Warren Lowell Putnam*	Trustee

Manoj P. Singh*	Trustee

Mona K. Sutphen*	Trustee

Kenneth Yukata Tanji*	Trustee

Jane E. Trust*	Trustee

* By: /s/ Jonathan S. Horwitz, as Attorney-in-Fact pursuant to Power of Attorney filed with the Registrant’s Registration Statement on Form N-14 on August 31, 2026.

EXHIBIT INDEX

(12)	Opinion and consent of Ropes & Gray LLP as to tax matters for Putnam VT Sustainable Future Fund and Putnam VT U.S. Research Fund.